                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)

          Filed by the Registrant                           [X]
          Filed by a Party other than the Registrant        [ ]

                           Check the appropriate box:

          [ ] Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by
              Rule 14a-6(e)(2))
          [X] Definitive Proxy Statement
          [ ] Definitive Additional Materials
          [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
              Section 240.14a-12

                               DELUXE CORPORATION
                (Name of Registrant as Specified in its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    _________________________________________________________________________


    (2) Aggregate number of securities to which transaction applied:
    _________________________________________________________________________


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    _________________________________________________________________________


    (4) Proposed maximum aggregate value of transaction:
    _________________________________________________________________________


    (5) Total fee paid:
    _________________________________________________________________________


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    _________________________________________________________________________


    (2) Form, Schedule or Registration Statement No.:
    _________________________________________________________________________


    (3) Filing Party:
    _________________________________________________________________________


    (4) Date Filed:
    _________________________________________________________________________

-------------------------------------------------------------------------------
                                                       DELUXE CORPORATION
[Logo}                                                 1080 W. County Road F
                                                       Shoreview, MN 55126-8201
                                                       P.O. Box 64399
                                                       St. Paul, MN 55164-0399
-------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD MAY 8,1995

To the Shareholders of Deluxe Corporation:

  The annual meeting of the shareholders will be held at The Westin Hotel, O'Hare, 6100 River Road, Rosemont, Illinois, 60018 on Monday, May 8, 1995, at 6:30 p.m. for the following purposes:

1. to elect seven Directors to hold office until the next annual meeting of shareholders;

2. to consider and act upon a proposal to ratify the selection of Deloitte & Touche as independent auditors of the Company for the year ending December 31, 1995; and

3. to take action on any other business that may properly come before the meeting.

  Shareholders of record at the close of business on March 13,1995, are entitled to vote at the meeting and at any adjournment of the meeting.

  Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed which requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request.

                                                      John H. LeFevre, Secretary
Dated: March 27, 1995

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU.

-------------------------------------------------------------------------------

                               DELUXE CORPORATION
            1080 WEST COUNTY ROAD F, SAINT PAUL, MINNESOTA 55126-8201

-------------------------------------------------------------------------------

                                 PROXY STATEMENT
                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                   MAY 8,1995

  The accompanying proxy is solicited by the Board of Directors of Deluxe Corporation in connection with the annual meeting of shareholders of the Company to be held May 8, 1995, and any adjournment of the meeting.

  The cost of soliciting proxies, including the cost of preparing and mailing the notice of the annual meeting of shareholders and this proxy statement, will be paid by the Company. Solicitation will be primarily by mailing this proxy statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by officers of the Company personally, but at no compensation in addition to their regular compensation as officers. In addition, the Company has retained, at its expense, Beacon Hill Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. The cost of such proxy solicitation services is expected to be under $10,000. The Company may also reimburse brokers, banks, and others holding shares in their names for others for the cost of forwarding proxy material and obtaining proxies from their principals.

  A shareholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. Unless revoked, all properly executed proxies will be voted. This proxy statement and enclosed form of proxy are first being mailed to shareholders on or about March 27, 1995.

  Only shareholders of record at the close of business on March 13, 1995, may vote at the meeting or at any adjournment. As of that date, there were 82,568,415 outstanding shares of $1 par value common stock of the Company, the only class of securities of the Company outstanding. Each shareholder of record is entitled to one vote for each share registered in his or her name. Cumulative voting is not permitted.

  Shares of common stock represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares, and, if no direction is made, such shares will be voted for the election of the nominees for Director named in this proxy statement and for the selection of the auditors. The proxies may also vote on any other matter properly before the meeting. If an executed proxy card is returned and the shareholder has voted "abstain" on any matter
(or "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

                          ITEM 1: ELECTION OF DIRECTORS

  The Board of Directors has set the size of the Board at seven persons and recommends that the persons listed below be elected Directors to serve until the annual meeting of shareholders in 1996. The affirmative vote of a majority of the shares of common stock entitled to vote and present in person or by proxy at the annual meeting of shareholders will be necessary to elect each of the nominees listed below. All of the nominees are presently Directors of the Company whose terms of office will expire at the May 8, 1995, meeting of shareholders.

HAROLD V. HAVERTY, age 64, has been President and Chief Executive Officer of the Company since 1986. Mr. Haverty has served on the Board of Directors since 1970 and as its Chairman since February 1992; he also serves on the board of directors of Pentair Industries, Inc. As further discussed below, during 1995, Mr. Haverty is expected to step down from his position as Chief Executive Officer but will remain as an employee and as Chairman of the Board of Directors, assuming his election by the shareholders at the annual meeting.

EUGENE R. OLSON, age 68. From 1977 until his retirement in 1986, Mr. Olson was President and Chief Executive Officer of the Company. Mr. Olson has served on the Board of Directors since 1971 and was its Chairman from May 1982 until February 1992.

JERRY K. TWOGOOD, age 54, has been Executive Vice President and Chief Operating Officer of the Company since 1988. He has served on the Board of Directors since 1987.

WHITNEY MACMILLAN, age 65, has been chairman and chief executive officer of Cargill, Incorporated, since 1977. Cargill is a privately held international processor and marketer of agricultural and other bulk commodities. Mr. MacMillan has served on the Board of Directors since 1988.

DR. JAMES J. RENIER, age 65. From 1988 until his retirement in 1993, Dr. Renier was chairman and chief executive officer of Honeywell Inc. Honeywell is a manufacturer of control systems, providing products and services for use in houses, commercial and industrial buildings, and aviation, throughout the world. Dr. Renier has served on the Board of Directors since 1990. He also serves on the boards of directors of the NWNL Companies and First Bank System, Inc.

BARBARA B. GROGAN, age 47, has been president and chief executive officer of Western Industrial Contractors, Denver, Colorado, since 1982. Ms. Grogan is the founder of Western Industrial, which specializes in the moving and installation of heavy industrial equipment. Ms. Grogan was elected to the Board of Directors in 1991.

ALLEN F. JACOBSON, age 68. From 1986 until his retirement in 1991, Mr. Jacobson was chairman and chief executive officer of 3M Company. 3M is a provider of goods and services to industrial, commercial, health care, and consumer markets throughout the world. Mr. Jacobson was elected to the Board of Directors in 1991. He also serves on the boards of directors of 3M, Valmont Industries, Inc., U.S. West, Inc., Northern States Power Company, Potlatch Corporation, Mobil Corporation, Sara Lee Corporation, Prudential Insurance Company, Silicon Graphics, Inc., and Abbott Laboratories.

  On February 16, 1995, the Company announced that the Board of Directors had retained an executive search firm as a consultant to advise it concerning succession planning for the position of Chief Executive Officer (CEO), currently held by Mr. Haverty, who will be 65 years of age during 1995. Although the final decision as to the election of a new CEO will be made by the Company's Board of Directors, the planning process has been conducted by the Nominating Committee of the Board. As the announcement stated, both internal and external candidates are being given consideration. As of the date of this proxy statement, the new CEO has not been identified, although a decision could be made before the annual meeting of shareholders on May 8, 1995. In any event, the Company expects that the new CEO will serve on the Board of Directors. Assuming his election by the shareholders, the Company expects that Mr. Haverty will remain as Chairman of the Board and an employee following the election of the new CEO.

  Unless authority to vote is withheld, the proxies will vote to elect the above listed nominees. Shareholders are not entitled to cumulate votes for the election of Directors. If any of the above are not candidates for election at the meeting, which is not presently anticipated, the proxies will vote for such other person or persons as they in their discretion may determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The only person known to the Company to be the beneficial owner of more than 5 percent of the Company's common stock is INVESCO PLC, 11 Devonshire Square, London EC2M 4YR, England, which reported its beneficial ownership, as of December 31, 1994, on schedule 13G filed with the Securities and Exchange Commission. This filing indicates that INVESCO has shared voting and dispositive power with respect to 7,643,525 shares (9.3 percent of the total shares outstanding, as of December 31, 1994).

  As of March 13, 1995, the directors and executive officers of the Company beneficially owned the following shares of the Company's common stock.

-------------------------------------------------------------------------------
DIRECTORS                                    TOTAL                  OPTIONS
                                        (INCLUDES OPTIONS           (MAY BE
                                          SHOWN IN NEXT            EXERCISED
                                            COLUMN)             WITHIN 60 DAYS)
-------------------------------------------------------------------------------
Harold V. Haverty                              174,361                 115,257
-------------------------------------------------------------------------------
Eugene R. Olson                                 11,234                   1,000
-------------------------------------------------------------------------------
Edward W. Asplin (not standing
  for re-election)                              20,000                   1,000
-------------------------------------------------------------------------------
John Schreiner (not standing
  for re-election)                               3,500                   1,000
-------------------------------------------------------------------------------
Jerry K. Twogood                                72,641                  50,284
-------------------------------------------------------------------------------
Whitney MacMillan                               10,000                   1,000
-------------------------------------------------------------------------------
Dr. James J. Renier                              7,010                   1,000
-------------------------------------------------------------------------------
Barbara B. Grogan                                2,030                   1,000
-------------------------------------------------------------------------------
Allen F. Jacobson                                3,000                   1,000
-------------------------------------------------------------------------------
             EXECUTIVE OFFICERS
-------------------------------------------------------------------------------
Harold V. Haverty                                Above                   Above
-------------------------------------------------------------------------------
Jerry K. Twogood                                 Above                   Above
-------------------------------------------------------------------------------
Charles M. Osborne                              32,924                  23,492
-------------------------------------------------------------------------------
Arnold A. Angeloni                              48,645                  36,985
-------------------------------------------------------------------------------
Kenneth J. Chupita                              59,937                  42,157
-------------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (17  PERSONS)                     515,704                 328,506
-------------------------------------------------------------------------------

  The number of shares held by the Directors and executive officers, individually and as a group, is less than 1 percent of the outstanding shares of the Company. Voting and investment powers as to the above shareholdings are held solely by the Director or executive officer or by the Director or executive officer and his or her spouse, except with respect to the following shares, which are held solely in the name of the spouse: Mr. Olson, 9,500; Mr. Twogood, 248; Mr. Angeloni, 102. The above shareholdings do not include 900,000 shares held by the Deluxe Employees Retirement Trust Common Fund in which Messrs. Haverty, Olson, Twogood, Osborne, Angeloni, and Chupita have a total indirect interest of approximately 0.62 percent and all executive officers and Directors as a group, a total indirect interest of 0.76 percent.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

  The Compensation Committee of the Board has overall responsibility for compensation actions affecting the Company's officers. The Committee is composed of four outside Directors and is responsible for:

- Developing an executive compensation philosophy and administrative policies.

- Determining all compensation actions for the Chief Executive Officer (CEO) and the Chief Operating Officer (COO).

- Reviewing and approving all compensation actions for other Company officers and certain divisional officers (such officers together with the CEO and the COO being referred to in this report as the "officers").

- Approving the design of all short- and long-term incentive compensation programs.

- Selecting peer groups for comparison and reviewing competitive data for officer positions.

- Administering all officer compensation programs, including selecting performance measures and standards for incentive plans, determining appropriate targets/grants for incentive awards, and administering the stock compensation program.

  The Compensation Committee has access to and meets with independent compensation consultants and reviews competitive data regarding external compensation levels and practices.

PHILOSOPHY

  The Company seeks to develop a compensation program that:

-    Attracts, retains and motivates a top quality management team.

-    Links compensation to performance, both short- and long-term.

- Aligns the interests of shareholders and management by encouraging management stock ownership and rewarding financial performance, thereby increasing shareholder value.

-    Targets compensation at a competitive level commensurate with performance.

- Provides compensation programs that are competitive, both in terms of level and design.

  The Committee uses annual cross industry compensation data from a survey of approximately 400 U.S. companies to provide competitive data on the mix of compensation elements, and overall compensation levels. These 400 companies share with the Company some combination of the following characteristics: comparable sales volume, comparable employment level, parallel level of business diversification and commitment to manufacturing as a core-business activity. The Committee's objective is to position target total compensation, including base salary and annual incentive and long-term incentive compensation, for the named executive officers and other officers at the median of comparable positions at companies in the comparison survey and provide for actual compensation in excess of the median only when Company performance exceeds goals.

  For the purpose of comparing the Company's performance to a published industry or line-of-business index as required by SEC rules and as shown in the shareholder return graph, the Company selected Standard & Poor's Publishing Industry Group index. While the Compensation Committee believes this is a meaningful comparison of the Company's performance as to shareholder return, for the purposes of establishing target compensation ranges for the Company's officers, the Compensation Committee has determined that the larger group used in this comparison analysis provides a broader and more meaningful comparison of competitive compensation.

OFFICER COMPENSATION PROGRAM

  BASE SALARIES. In conjunction with the Annual Incentive Plan introduced in 1994, base salaries generally have been reduced in line with the Company's strategy to move salaries to the new target of the 50th percentile of base salary compensation for companies in the compensation survey. Base salaries for most officers were reduced from 1993 levels by amounts ranging from 4 to 25 percent. Reductions for the named executive officers ranged from 15 to 25 percent. The salary of the chief executive officer was reduced $200,000 and the salaries of the other named executive officers were reduced in amounts ranging from $42,400 to $130,000 for 1994. In most cases, these salary adjustments have brought base salaries for the Company's officers, including the named executive officers, in line with the new salary targets. Where the new salaries are still above the 50th percentile levels, they will remain frozen until the targeted level is reached. It is expected that all officers' base salaries will be in line with the Company's new base salary policy by fiscal year 1998.

  ANNUAL INCENTIVE COMPENSATION. A new Annual Incentive Plan was introduced in 1994. The goal of this Plan is to provide total cash compensation (base and annual incentive) commensurate with the Company's financial performance. Compensation from this incentive Plan is targeted to result in annual pay at the 50th percentile of companies in the comparison survey. In those instances in which an officer's base compensation has not yet been reduced to the 50th percentile level, the Compensation Committee made a corresponding reduction in setting the incentive amount which may be earned by that officer under the Annual Incentive Plan for 1994.

  The Annual Incentive Plan provides that awards to the Company's officers, including the named executive officers, be based on the Company's return on average capital employed (ROACE) for the year relative to the ROACEs of the companies included in the S&P 500 during a measurement period established by the Compensation Committee. While the Plan provides that additional performance criteria may be established for officers other than the named executive officers, the sole performance criterion for 1994 was the relative performance of the Company's ROACE to the ROACEs of the S&P 500 companies. The Plan provides that no incentive compensation will be paid if the Company's ROACE falls below the 50th percentile of the ROACEs of the S&P 500 companies.

  For 1994, awards under this Plan were funded by the creation of an incentive pool based on the formula set out below established by the Compensation Committee. For ROACE performance at the 50th percentile or better, the incentive pool would equal:

- 1 percent of that portion of 1994 income from operations which was attributable to Company ROACE between the 50th and 75th percentile of the ROACEs of the S&P 500 companies, plus

- 2 percent of that portion of 1994 income from operations which was attributable to Company ROACE between the 75th and 90th percentile of the ROACEs of the S&P 500 companies, plus

- 3 percent of that portion of 1994 income from operations which was attributable to Company ROACE above the 90th percentile of the ROACEs of the S&P 500 companies.

  At the time the Committee created this formula, it also established a maximum amount for the incentive pool. For 1994, Company ROACE was 25.4 percent which was at approximately the 80th percentile of the S&P 500 during the measurement period. As a result, the pool was funded at 69.9 percent of the maximum amount. For 1994, the Company made awards under the Annual Incentive Plan to 51 officers including all of the named executive officers.

  In addition, the named executive officers are eligible for bonuses paid under a broad-based quarterly bonus plan in which approximately 7,900 employees participate. Bonuses are paid from a pool established by the Board of Directors based on the Company's quarterly profits (subject to certain formula-based limitations contained in the plan). Payments from the pool to individual participants are made in accordance with a formula based on length of service and level of compensation.

  TOTAL ANNUAL CASH COMPENSATION. The combination of reduced base salaries and annual incentive and bonus payments provided, with a single exception, each of the Company's named executive officers with total cash compensation for 1994 at approximately the 50th percentile for similar positions in companies in the comparison survey. The remaining named executive officer received compensation at about the 75th percentile.

  ONE-TIME GRANT OF RESTRICTED STOCK. In order to smooth the transition from a largely salary based compensation program to a salary and incentive-based program, which included reductions in salaries, in 1994 each named executive officer was provided a one-time grant of restricted stock units approximately equal in value, at the time of grant, to twice the amount of such officer's annual salary reduction. These restricted stock units will vest during the employment of the respective named executive officers in three equal installments. The first installment vested and was converted to a like number of shares of common stock on January 3, 1995. The second and third installments will vest on January 3, 1996, and January 3, 1997, respectively. Prior to vesting, each recipient will receive a dividend payment on each outstanding restricted stock unit equal to the dividend payment on a share of the Company's common stock, at the time the dividend is paid to the Company's shareholders. Additional information concerning these grants is contained in the "Summary Compensation Table" and the footnotes thereto.

  1995 - ANNUAL INCENTIVE COMPENSATION. For performance during fiscal year 1995, as permitted by the provisions of the Annual Incentive Plan, the Compensation Committee modified the formula to be used to compute awards under the Plan. Awards under the Annual Incentive Plan for 1995 will be paid from an incentive pool equal to:

- 0.75 percent of 1995 income from operations if Company ROACE achieves the 50th percentile of the ROACEs of the S&P 500 companies during a comparison period established by the Compensation Committee, plus

- 2 percent of that portion of 1995 income from operations which is attributable to Company ROACE above the 50th percentile of the ROACEs of the S&P 500 companies in the comparison period.

  Approximately 53 officers, including all of the named executive officers, are included in the Annual Incentive Plan for 1995. The Compensation Committee expects periodically to review the formula by which awards are made under this Plan in light of Plan objectives and Company performance, and may make such further modifications to the formula as it determines appropriate in the circumstances.

  LONG-TERM INCENTIVE COMPENSATION. During 1994, the Company introduced a new long-term, stock-based incentive program. That program consists of the Company's Stock Incentive and Performance Share Plans which combine stock options and awards of restricted stock or stock units, performance-based stock units, and other stock-based incentives. The level of long-term incentive grants in that program is targeted at the 50th percentile of the level of long-term incentive compensation provided by companies in the comparison survey. The Compensation Committee may adjust aggregate grants above or below this level based upon the Company's financial or stock performance. Consistent with that program's compensation objectives, in 1994, each of the named executive officers was granted incentive compensation consisting of a combination of stock options and performance stock units under the Stock Incentive Plan and the Performance Share Plan, respectively, targeted in the aggregate at the 50th percentile for comparable positions of companies in the comparison survey. Additional information concerning grants of stock options to the Company's named executive officers is included in the table entitled "Option/SAR Grants in Last Fiscal Year" and the footnotes thereto.

  Under the Performance Share Plan, grants were made in May 1994 to the named executive officers of performance-based stock units that will be earned based on the Company's total shareholder return (TSR) for the performance period of May 1994 through December 1997 relative to the TSRs of the companies included in the S&P 500 for the same period. Each stock unit earned and paid entitles the recipient to receive one share of the Company's common stock. If the Company's TSR during such period is below the 50th percentile of the TSRs of the companies included in the S&P 500 for that period, the performance-based stock units granted will not vest. For performance above this level, stock units will vest as follows:

- 50 percent of granted stock units vest if Company TSR ranks at the 50th percentile of the TSRs of the companies in the S&P 500

- 100 percent of granted stock units vest if Company TSR ranks at the 75th percentile of the TSRs of the companies in the S&P 500

- 150 percent of granted stock units vest if Company TSR ranks at the 90th percentile of the TSRs of the companies in the S&P 500

  For performance achievements in excess of the 50th percentile which fall between such percentile levels, the number of stock units which vest will be ratably adjusted to the nearest whole number. The Committee expects to make additional grants of stock units under the Performance Share Plan to the Company's named executive officers prior to expiration of the current performance period on December 31, 1997. It is currently anticipated that such grants will be made biennially and have four year performance periods. Additional information concerning this Plan is contained in the table entitled "Long-term Incentive Plans - Awards in Last Fiscal Year" and the footnotes to that table.

1994 CEO COMPENSATION

  As described above, Mr. Haverty's base salary was reduced by $200,000 or 25 percent in conjunction with the new Annual Incentive Plan.

  Mr. Haverty's annual incentive compensation included $209,700 paid under the Company's Annual Incentive Plan, which was based solely on the Company's ROACE as compared to the ROACEs of the companies in the S&P 500, and $21,191 paid under the Company's broad-based, quarterly bonus plan described above. For 1994, the Company's ROACE was 25.4 percent, which was approximately at the 80th percentile of the S&P 500 during the measurement period selected by the Compensation Committee. Mr. Haverty's award under the Annual Incentive Plan was
69.9 percent of the maximum award Mr. Haverty could have earned under that Plan for 1994.

  For 1994, Mr. Haverty received total cash compensation, including incentive compensation, at approximately the 50th percentile of chief executive officers of companies in the comparison survey.

  As described above, during 1994, the Company also introduced a new long-term incentive program, consisting of the Stock Incentive and Performance Share Plans which combine stock options and awards of restricted stock or stock units, performance-based stock units and other stock-based incentives. The level of long-term incentive grants to Mr. Haverty under these plans is targeted to the 50th percentile of the level of long-term incentive compensation for comparable positions provided by companies in the comparison survey. The Compensation Committee may adjust aggregate grants above or below this level based upon the Company's financial or stock performance.

  Mr. Haverty was awarded 15,000 restricted stock units under the Performance Share Plan in May 1994 and options to purchase 40,000 shares of the Company's common stock under the Stock Incentive Plan in November 1994 at a per share exercise price of $28.625 (the fair market value on the date of grant). The restricted stock units will be earned, provided the Company's TSR equals or exceeds the TSRs of the S&P 500, as described above in this report and in the table entitled "Long-term Incentive Plan - Awards in Last Fiscal Year."

  As discussed above, given the basic changes to executive compensation which occurred in 1994, including Mr. Haverty's reduction in salary, Mr. Haverty also received a one-time grant of 10,738 restricted stock units. These units will vest in three equal installments. The first installment vested and was converted to a like number of shares of common stock on January 3, 1995. The second and third installments will vest on January 3, 1996, and January 3, 1997, respectively. Prior to vesting, Mr. Haverty will receive a dividend payment on each outstanding restricted stock unit equal to the dividend payment on a share of the Company's common stock, at the time the dividend is paid to the Company's shareholders.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

  The Compensation Committee believes that it is important for the Company to continue to be able to take all available tax deductions with respect to compensation paid its executive officers. Therefore, the Company intends to take actions necessary under Section 162(m) of the Internal Revenue Code of 1986 as amended to continue to qualify for the tax deduction of executive compensation. The Omnibus Budget Reconciliation Act of 1993 created this tax limitation governing the deductibility of compensation in excess of $1 million paid to the five named executive officers of publicly traded companies. The

Committee expects that all performance-based compensation paid in 1994 under the plans described above will qualify for deductibility under this tax law, while continuing to provide the Company's management team with a competitive level of compensation.

IN SUMMARY

  In 1994 the Company implemented a number of changes to the executive compensation program. The Committee believes these changes will strengthen the link between Company performance and executive pay, and better align the interests of officers and shareholders.

Edward W. Asplin, Chairman
Barbara B. Grogan
Allen F. Jacobson
James J. Renier


----------------------------------------------------------------------------------------------------------------------
                                       SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------
                                                                                  LONG-TERM
                                                  ANNUAL                         COMPENSATION            ALL OTHER
                                                COMPENSATION                 -----------------------  COMPENSATION(4)
                                                                                     AWARDS
----------------------------------------------------------------------------------------------------
                                                                                          SECURITIES
                                                                             RESTRICTED   UNDERLYING
NAME AND PRINCIPAL POSITION                                   OTHER ANNUAL     STOCK       OPTIONS/
                                YEAR   SALARY     BONUS(1)    COMPENSATION     AWARDS(2)    SARs(3)
----------------------------------------------------------------------------------------------------------------------
Harold V. Haverty               1994   $600,000   $230,891        $15,260    $399,991     40,000              $90,567
Chairman of the Board,          1993   $800,000    $16,452        $11,453           0     35,000             $122,730
President, and Chief
Executive Officer               1992   $775,000    $30,883         $2,500           0     34,931             $122,552
----------------------------------------------------------------------------------------------------------------------
Jerry K. Twogood                1994   $450,000   $142,435        $11,182    $259,968     25,000              $68,089
Executive Vice President and    1993   $580,000    $12,840         $6,275           0     22,000              $86,349
Chief Operating Officer         1992   $560,000    $21,353         $2,500           0     22,271              $84,802
----------------------------------------------------------------------------------------------------------------------
Charles M. Osborne              1994   $288,800    $74,026         $5,965    $101,767     12,000              $43,422
Senior Vice President and       1993   $339,700     $7,515         $2,967           0     11,000              $50,460
Chief Financial Officer         1992   $326,700    $13,420         $2,500           0     11,260              $49,495
----------------------------------------------------------------------------------------------------------------------
Arnold A. Angeloni              1994   $282,300    $56,226         $7,445     $99,569     12,000              $42,843
Senior Vice President           1993   $332,100     $6,920         $3,607           0     11,000              $50,213
                                1992   $313,100    $11,872         $2,500           0     10,792              $48,769
----------------------------------------------------------------------------------------------------------------------
Kenneth J. Chupita              1994   $240,800    $57,769         $9,472     $84,781     12,000              $38,302
Senior Vice President           1993   $283,200     $5,443         $7,562           0      9,000              $43,826
                                1992   $272,200     $9,067         $2,500           0      8,660              $44,037
----------------------------------------------------------------------------------------------------------------------

(1) Bonus compensation consists of incentive compensation earned under the Company's Annual Incentive Plan and quarterly bonus compensation awarded under the Company's Quarterly Bonus Plan. The Annual Incentive Plan provides for performance based compensation computed in accordance with a formula prescribed by the Compensation Committee which compares the Company's return on average capital employed (ROACE) to the ROACEs of the companies included in the S&P 500 for periods specified by the Compensation Committee. Under that Plan, no incentive compensation is paid unless the Company's ROACE exceeds the 50th percentile of the companies included in the S&P 500 during such periods. During 1994, Mr. Haverty received cash awards of $209,700 and $21,191; Mr. Twogood, $125,820 and $16,615; Mr. Osborne, $45,400 and $9,709; Mr. Angeloni, $33,154 and
$9,258; and Mr. Chupita, $50,468 and $7,301 under the Annual Incentive and Quarterly Bonus Plans, respectively.

Under the provisions of the Company's Annual Incentive Plan, grant recipients are entitled to elect to receive all or a portion of their incentive compensation in the form of restricted stock or restricted stock units, as determined by the Compensation Committee. If an election is made to receive restricted stock or stock units, the amount of the cash foregone is increased by 25 percent in determining the award of restricted stock or stock units. For awards earned during 1994 under the Annual Incentive Plan, restricted stock units were granted on February 6, 1995, in lieu of cash incentive compensation as follows: 694 units to Mr. Osborne and 506 units to Mr. Angeloni. Based on the closing price on the New York Stock Exchange on that date ($27.25), the units received by Mr. Osborne were valued at $18,917 and the units received by Mr. Angeloni at $13,814. These restricted stock units will vest during the employment of the respective named executive officers in equal installments on the first, second and third anniversary dates of the grant and entitle each recipient to receive one share of the Company's common stock for each restricted stock unit that vests. Each restricted stock unit also entitles the recipient to receive a dividend payment prior to vesting equal to the dividend payment on a share of the Company's common stock, at the time the dividend is paid to the Company's shareholders.

(2) On January 3, 1994, restricted stock units were granted under the Company's Stock Incentive Plan as follows: 10,738 to Mr. Haverty, 6,979 to Mr. Twogood, 2,732 to Mr. Osborne, 2,673 to Mr. Angeloni, and 2,276 to Mr. Chupita. Based on the closing price of the Company's common stock on the New York Stock Exchange on December 31, 1994, of $26.375 per share, the value of the restricted stock units granted the named executive officers was as follows: $283,215 for Mr. Haverty, $184,071 for Mr. Twogood, $72,057 for Mr. Osborne, $70,500 for Mr. Angeloni, and $60,030 for Mr. Chupita.


                                       10

These restricted stock units will vest during the employment of the respective named executive officers in equal installments on the first, second and third anniversary dates of the grant and entitle each recipient to receive one share of the Company's common stock for each restricted stock unit that vests. The first such installment vested on January 3, 1995, and was paid to the respective named executive officers. Each restricted stock unit also entitles the recipient to receive a dividend payment prior to vesting equal to the dividend payment on one share of the Company's common stock, at the time the dividend is paid to the Company's shareholders. The valuations in this table are based on $37.25 per share, the closing price on January 3, 1994 (the date of grant), of the Company's common stock on the New York Stock Exchange.

In addition to the restricted stock units set out in this table, the named executive officers also received grants of performance-based stock units under the Company's Performance Share Plan. Information concerning grants under the Performance Share Plan is contained in the report of the Compensation Committee and the table entitled "Long-Term Incentive Plans -- Awards in Last Fiscal Year."

(3) Options in 1994 were awarded under the Company's new Stock Incentive Plan. See "Compensation Committee Report on Executive Compensation" -- "Officer Compensation Program -- Long-term Incentive Compensation" and "1994 CEO Compensation." Option awards during 1993 and 1992 were made under the Company's Stock Option program.

(4) All Other Compensation consists of (a) contributions to qualified retirement plans, (b) amounts credited to a non-qualified, supplemental retirement plan (profit sharing allocations in excess of Employee Retirement Income Security Act of 1974 (ERISA) limitations), and (c) amounts credited to a deferred compensation plan as benefit plan equivalents. For 1994, these amounts were as follows: for Mr. Haverty, $22,319, $68,248 and $0, respectively; for Mr. Twogood, $22,233, $45,856 and $0; for Mr. Osborne, $21,914, $21,508 and $0; for
Mr. Angeloni, $22,204, $20,219 and $420; for Mr. Chupita, $21,943, $9,429 and
$6,930. The qualified retirement plans and the non-qualified, supplemental retirement plan referred to in clauses (a) and (b) above, respectively, are defined contribution plans which provide that contributions vest when made or declared.

----------------------------------------------------------------------------------------------------------------------
                         OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)
----------------------------------------------------------------------------------------------------------------------
                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATES OF
                                                                                  STOCK PRICE APPRECIATION FOR
                                             INDIVIDUAL GRANTS                             OPTION TERM
----------------------------------------------------------------------------------------------------------------------
                         NUMBER OF     % OF TOTAL
                         SECURITIES      OPTIONS/
                         UNDERLYING        SARs
                           OPTIONS/     GRANTED TO     EXERCISE
                            SARs       EMPLOYEES IN     OR BASE    EXPIRATION        5%               10%
        NAME               GRANTED      FISCAL YEAR      PRICE       DATE        ($46.627)(2)      ($74.246)(2)
----------------------------------------------------------------------------------------------------------------------
Harold V. Haverty           40,000         7.29%         $28.625     12/11/04       $720,080         $1,824,840

----------------------------------------------------------------------------------------------------------------------
Jerry K. Twogood            25,000         4.62%         $28.625     12/11/04       $450,050         $1,140,525

----------------------------------------------------------------------------------------------------------------------
Charles M. Osborne          12,000         2.22%         $28.625     12/11/04       $216,024           $547,452

----------------------------------------------------------------------------------------------------------------------
Arnold A. Angeloni          12,000         2.22%         $28.625     12/11/04       $216,024           $547,452

----------------------------------------------------------------------------------------------------------------------
Kenneth J. Chupita          12,000         2.22%         $28.625     12/11/04       $216,024           $547,452

----------------------------------------------------------------------------------------------------------------------

(1) STOCK OPTIONS WERE GRANTED AT AN OPTION EXERCISE PRICE NOT LESS THAN THE FAIR MARKET VALUE OF THE COMPANY'S COMMON STOCK ON THE DATE OF GRANT. ALL OPTIONS GRANTED IN 1994 ARE EXERCISABLE IN CUMULATIVE INSTALLMENTS AS FOLLOWS:
ONE-THIRD AFTER ONE YEAR; TWO-THIRDS AFTER TWO YEARS; AND ALL OPTION SHARES AFTER THREE YEARS FROM THE DATE OF GRANT. NO SARS WERE GRANTED TO ANY OF THE NAMED EXECUTIVE OFFICERS DURING 1994.

(2) THE STOCK PRICES AT 5 AND 10 PERCENT ANNUAL APPRECIATION ARE FOR ILLUSTRATION ONLY.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

-----------------------------------------------------------------------------------------------------------------
                                                           SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED           IN-THE-MONEY
                                                               OPTIONS/SARS AT             OPTIONS/SARS AT
                                                               FISCAL YEAR END           FISCAL YEAR END(3)
-----------------------------------------------------------------------------------------------------------------
                             SHARES
                            ACQUIRED         VALUE                       UNEXERCIS-                  UNEXERCIS-
           NAME            ON EXERCISE     REALIZED(2)    EXERCISABLE       ABLE       EXERCISABLE      ABLE
-----------------------------------------------------------------------------------------------------------------
Harold V. Haverty                    0              $0        115,257        74,976             $0            $0

-----------------------------------------------------------------------------------------------------------------
Jerry K. Twogood                     0              $0         50,284        47,089             $0            $0

-----------------------------------------------------------------------------------------------------------------
Charles M. Osborne                   0              $0         23,492        23,086             $0            $0

-----------------------------------------------------------------------------------------------------------------
Arnold A. Angeloni                   0              $0         36,985        22,930             $0            $0

-----------------------------------------------------------------------------------------------------------------
Kenneth J. Chupita                   0              $0         42,157        20,886        $15,164            $0

-----------------------------------------------------------------------------------------------------------------


(1) NO SARS WERE EXERCISED BY THE NAMED EXECUTIVE OFFICERS IN 1994.

(2) VALUE REALIZED IS THE DIFFERENCE BETWEEN THE OPTION EXERCISE PRICE AND THE CLOSING PRICE PER SHARE ON THE NEW YORK STOCK EXCHANGE ON THE DATE OF EXERCISE MULTIPLIED BY THE NUMBER OF SHARES ACQUIRED ON EXERCISE.

(3) VALUE DETERMINED BY MULTIPLYING THE DIFFERENCE BETWEEN THE OPTION EXERCISE PRICE AND THE CLOSING PRICE PER SHARE ON THE NEW YORK STOCK EXCHANGE ON DECEMBER 31, 1994 ($26.375), BY THE NUMBER OF OPTION SHARES.

                        LONG-TERM INCENTIVE PLANS-AWARDS
                             IN LAST FISCAL YEAR(1)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                                                                            NON-STOCK PRICE-BASED PLANS(2)
------------------------------------------------------------------------------------------------------------------
                                                  PERFORMANCE OR
                                NUMBER OF          OTHER PERIOD
                             SHARES, UNITS OR    UNTIL MATURATION
               NAME           OTHER RIGHTS(3)       OR PAYMENT        THRESHOLD         TARGET          MAXIMUM
------------------------------------------------------------------------------------------------------------------
  Harold V. Haverty                    15,384         5/31/94               7,692           15,384          23,076
                                                      through
                                                     12/31/97
------------------------------------------------------------------------------------------------------------------
  Jerry K. Twogood                     10,256         5/31/94               5,128           10,256          15,384
                                                      through
                                                     12/31/97
------------------------------------------------------------------------------------------------------------------
  Charles M. Osborne                    5,128         5/31/94               2,564            5,128           7,692
                                                      through
                                                     12/31/97
------------------------------------------------------------------------------------------------------------------
  Arnold A. Angeloni                    5,128         5/31/94               2,564            5,128           7,692
                                                      through
                                                     12/31/97
------------------------------------------------------------------------------------------------------------------
  Kenneth J. Chupita                    5,128         5/31/94               2,564            5,128           7,692
                                                      through
                                                     12/31/97
------------------------------------------------------------------------------------------------------------------

(1) ON MAY 31, 1994, THE COMPANY AWARDED RESTRICTED STOCK UNITS UNDER ITS NEWLY ADOPTED PERFORMANCE SHARE PLAN TO EACH OF THE NAMED EXECUTIVE OFFICERS IN THE FOLLOWING AMOUNTS: 15,000 TO MR. HAVERTY, 10,000 TO MR. TWOGOOD AND 5,000 TO EACH OF MESSRS. OSBORNE, ANGELONI AND CHUPITA. EACH RESTRICTED STOCK UNIT IS THE EQUIVALENT OF ONE SHARE OF THE COMPANY'S COMMON STOCK. STOCK UNITS ARE EARNED (BECOME THE PROPERTY OF THE PARTICIPANT) AND PAID IN SHARES OF COMMON STOCK AFTER THE PERFORMANCE PERIOD, BUT ONLY IF THE COMPANY'S TOTAL SHAREHOLDER RETURN
(TSR) EQUALS OR EXCEEDS THE 50TH PERCENTILE OF THE TSRS OF THE COMPANIES COMPOSING THE S&P 500, ACCORDING TO THE FOLLOWING SCHEDULE:

- 50 PERCENT OF THE TARGET STOCK UNITS VEST IF THE COMPANY'S TSR DURING THE PERFORMANCE PERIOD RANKS AT THE MEDIAN OF THE COMPANIES IN THE S&P 500 DURING THE SAME PERIOD.

- 100 PERCENT OF THE TARGET STOCK UNITS VEST IF THE COMPANY'S TSR DURING THE PERFORMANCE PERIOD RANKS AT THE 75TH PERCENTILE OF THE COMPANIES IN THE S&P 500 DURING THE SAME PERIOD.

- 150 PERCENT OF THE TARGET STOCK UNITS VEST IF THE COMPANY'S TSR DURING THE PERFORMANCE PERIOD RANKS AT THE 90TH PERCENTILE OF THE COMPANIES IN THE S&P 500 DURING THE SAME PERIOD.

FOR PERFORMANCE ACHIEVEMENTS IN EXCESS OF THE 50TH PERCENTILE WHICH FALL BETWEEN SUCH PERCENTILE LEVELS, THE NUMBER OF STOCK UNITS WHICH VEST WILL BE RATABLY ADJUSTED TO THE NEAREST WHOLE NUMBER. NO DIVIDENDS ARE PAID ON THE RESTRICTED STOCK UNITS AWARDED UNDER THE PERFORMANCE SHARE PLAN DURING THE PERFORMANCE PERIOD. INSTEAD, THE (TARGET) NUMBER OF RESTRICTED STOCK UNITS AWARDED WILL BE INCREASED BY A NUMBER EQUAL TO (i) THE PRODUCT OF THE DIVIDEND PER SHARE PAID ON THE COMPANY'S COMMON STOCK (UP TO 36 CENTS PER SHARE PER QUARTER) AND THE NUMBER OF RESTRICTED STOCK UNITS AWARDED (AS INCREASED FROM TIME TO TIME AS A RESULT OF SUCH DIVIDEND PAYMENTS), DIVIDED BY (ii) THE CLOSING PRICE OF THE COMPANY'S COMMON STOCK ON THE NEW YORK STOCK EXCHANGE ON THE DIVIDEND PAYMENT DATE, ROUNDED TO THE NEAREST WHOLE UNIT. ALSO, THE AGREEMENTS, UNDER WHICH THE AWARDS OF RESTRICTED STOCK UNITS WERE MADE ON MAY 31, 1994, PROVIDE THAT IF PRIOR TO THE EXPIRATION OF THE PERFORMANCE PERIOD ON DECEMBER 31, 1997, THE RECIPIENT RETIRES IN ACCORDANCE WITH THE COMPANY'S APPLICABLE RETIREMENT POLICIES, TERMINATES EMPLOYMENT BECAUSE OF PERMANENT DISABILITY OR DIES, THEN THE RECIPIENT OR THE RECIPIENT'S ESTATE OR LEGAL REPRESENTATIVES WILL BE ENTITLED TO RECEIVE THE NUMBER OF SHARES WHICH THE RECIPIENT OF THE AWARD WOULD HAVE RECEIVED HAD HE OR SHE CONTINUED IN THE COMPANY'S EMPLOYMENT FOR THE FULL PERFORMANCE PERIOD.

(2) THE THRESHOLD, TARGET, AND MAXIMUM NUMBER OF SHARES WILL INCREASE EACH TIME THE COMPANY PAYS A DIVIDEND TO ITS COMMON STOCK HOLDERS, AS DESCRIBED IN THE PRECEDING FOOTNOTE. THE NUMBER OF SHARES OF COMMON STOCK PAID TO ANY OF THE NAMED EXECUTIVE OFFICERS IS ALSO SUBJECT TO REDUCTION AT THE DISCRETION OF THE COMPENSATION COMMITTEE. AS A RESULT OF SUCH FACTORS AND AS THE PRICE OF THE COMPANY'S COMMON STOCK IS SUBJECT TO FLUCTUATION, THE VALUE OF THE SHARES OF COMMON STOCK ULTIMATELY AWARDED AND PAID TO ANY PLAN PARTICIPANT IS NOT DETERMINABLE AT THIS TIME.

(3) THE NUMBERS OF RESTRICTED STOCK UNITS SHOWN IN THIS COLUMN INCLUDE UNITS RESULTING FROM DIVIDEND PAYMENTS MADE THROUGH DECEMBER 31, 1994.

                           TOTAL SHAREHOLDERS RETURN *
                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             (DIVIDENDS REINVESTED)
       DELUXE CORPORATION, S&P 500 INDEX, S&P MISCELLANEOUS INDUSTRY GROUP
                        AND S&P PUBLISHING INDUSTRY GROUP


                                         1989      1990      1991      1992      1993      1994
------------------------------------------------------------------------------------------------
DELUXE                                  100.0     105.48    123.04    149.71    120.31     91.89
------------------------------------------------------------------------------------------------
S&P 500 STOCK INDEX                     100.0      96.89    126.42    136.05    149.76    151.74
------------------------------------------------------------------------------------------------
S&P MISCELLANEOUS
INDUSTRY GROUP (11 COMPANIES)           100.0      97.74    123.30    137.86    158.66    163.87
------------------------------------------------------------------------------------------------
S&P PUBLISHING
INDUSTRY GROUP (17 COMPANIES)           100.0      91.29    128.06    151.95    171.87    169.97
------------------------------------------------------------------------------------------------

                           TOTAL SHAREHOLDERS RETURN *
                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                             (DIVIDENDS REINVESTED)


                                     [GRAPH]



* Assumes $100 invested on December 31, 1989, in Deluxe Corporation, S&P 500 Index, S&P Miscellaneous Industry Group and S&P Publishing Industry Group. The S&P Miscellaneous Industry Group and the S&P Publishing Industry Group are published industry or line-of-business indexes prepared independently by Standard & Poor's and are weighted on the basis of stock market capitalization. For its performance comparison for 1994, the Company selected the S&P Publishing Industry Group index in lieu of the S&P Miscellaneous Industry Group index used in the past. This change in selection resulted from the Company's reclassification during 1994 by Standard & Poor's from the Miscellaneous Industry Group to the Publishing Industry Group. Additionally, the Publishing Industry Group contains other companies engaged primarily in the printing business, including the Company's largest competitor in the check printing business. As required by SEC regulations, data for each of the S&P Miscellaneous Industry Group and S&P Publishing Industry Group indexes are included in the above table and graph.

MEETINGS AND COMPENSATION OF DIRECTORS

  There were five meetings of the Board of Directors in 1994.

  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee, which is composed of Messrs. Schreiner, Asplin, and MacMillan, reviews the reports of the independent public accountants and the Company's internal auditors. The Audit Committee held two meetings in 1994. The Compensation Committee, which is composed of Messrs. Asplin, Renier, Jacobson and Ms. Grogan, is responsible for setting the compensation of the Chief Executive Officer and Chief Operating Officer of the Company, reviewing and approving compensation increases for the other Company officers, and administering the Company's stock incentive, performance share, annual incentive, stock option, and deferred compensation plans. The Compensation Committee held three meetings in 1994. The Nominating Committee, which consists of Messrs. MacMillan, Asplin, Jacobson, Olson, Schreiner, Renier, and Ms. Grogan, reviews the qualifications for election to the Board of Directors and identifies prospective nominees for consideration by the Board. The Nominating Committee also considers matters relating to management succession and reports on such matters to the Board of Directors. As discussed above, on February 16, 1995, the Company announced that the Board of Directors had retained an executive search firm as a consultant to advise it concerning succession planning for the position of Chief Executive Officer, currently held by Mr. Haverty who will be 65 during 1995. Although the final decision as to the election of a new CEO will be made by the Company's Board of Directors, the planning process is being conducted by the Nominating Committee. The Nominating Committee held two meetings in 1994.

  The Nominating Committee will consider nominees to the Board of Directors recommended by shareholders. Such recommendations should be submitted by mail, addressed to the Nominating Committee in care of the Secretary of the Company.

  During 1994, each Director attended at least 75 percent of the aggregate of:
(i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served.

  Directors who are employees of the Company do not receive compensation for service on the Board other than their compensation as employees. Directors who are not employees of the Company each receive a $28,000 annual board retainer. An additional $11,600 annual committee retainer is paid to the chair of each committee, and a $6,600 annual committee retainer is paid to each other member of a committee. Fees are not paid for attendance at meetings. In addition to the foregoing, non-employee Directors may receive compensation for the performance of duties assigned by the Board or its Committees which are considered beyond the scope of the ordinary responsibilities of Directors or Committee members. During 1995, additional compensation will be paid to certain non-employee Directors who, at the request of the Nominating Committee, have been primarily involved in the planning process concerning the selection of a new CEO.

  Additionally, on May 9, 1994, each non-employee Director received a one-time grant of 1,000 shares of restricted stock under the Company's newly adopted Stock Incentive Plan. Thereafter, each new non-employee Director will receive a similar grant as of the date of his or her initial election to the Board of Directors. Such restricted stock vests in equal installments on the dates of the Company's annual shareholders' meetings in each of the three years following the date of grant, provided that the Director remains in office immediately following the annual meeting. Restricted stock vests immediately, however, upon a Director's retirement from the Board in accordance with the Company's policy with respect to mandatory retirement. Also, commencing with the 1994 annual meeting and on the dates of succeeding annual meetings, each non-employee Director will receive a grant of non-tax-qualified options to purchase 1,000 shares of the Company's common stock under the Stock Incentive Plan, provided that such Director continues to serve as a Director immediately following the annual meeting. Such options have an exercise price equal to 100 percent of the fair market value per share on the date of grant, are exercisable six months after grant, and expire on the tenth anniversary of the date of grant. Such options also terminate three months following the date upon which a participant ceases to be a Director of the Company.

  Non-employee Directors may, if they wish, defer payment of their Board fees payable in cash until termination of their service on the Board. Any amounts deferred are retained by the Company and credited with interest at the prime rate until they are paid. Mr. Asplin has elected to defer receipt of his 1994 Board fees under this plan.

  Non-employee Directors with at least five years of service who resign or are not nominated for re-election are entitled to benefits under a Board retirement plan. Under that plan, an annual payment equal to the annual Board retainer in effect on the date of retirement is paid to the retiree for the lesser of 10 years or the number of years the retiree served on the Board as a non-employee Director. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree's availability for consultation with management and refraining from engaging in any activity in competition with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of four independent directors, none of whom is or has been an officer of the Company. The Company has no compensation committee interlocks--that is, no officer of the Company serves as a director or a compensation committee member of a company that has an officer or former officer serving on Deluxe's Board or Compensation Committee.

                   ITEM 2: SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 1995, and to perform other accounting services. Deloitte & Touche has acted as independent auditors of the Company since 1964.

  Representatives of Deloitte & Touche are not expected to be present at the 1995 annual meeting of shareholders. Although it is not required to do so, the Board of Directors has submitted the selection of Deloitte & Touche to the shareholders for ratification. Unless a contrary choice is specified, proxies will be voted for ratification of the selection of Deloitte & Touche. If the selection is not ratified, the Board of Directors will reconsider its selection of Deloitte & Touche. The Board of Directors recommends the ratification of its selection of Deloitte & Touche as independent auditors.

                                 OTHER BUSINESS

  The Board of Directors of the Company does not intend to present any business at the meeting other than the matters specifically set forth in this proxy statement and knows of no other business to come before the meeting. If any other matters are brought before the meeting, the proxies will vote on such matters in accordance with their judgment of the best interests of the Company.

SHAREHOLDER PROPOSALS

  Any shareholder proposals intended to be presented at the Company's 1996 annual meeting of shareholders must be received by the Company no later than November 27, 1995, to be included in the proxy statement for that meeting.

                                                     For the Board of Directors:
                                                                 John H. LeFevre
                                                                       Secretary
March 27,1995

                    DELUXE CORPORATION
                    1080 W. County Road F.
     [Logo]         Shoreview, MN 55126-8201                          PROXY
                    P.O. Box 64399
                    St. Paul, MN 55164-0399

--------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned appoints Harold V. Haverty, Jerry K. Twogood and John H. LeFevre as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 13, 1995, at the annual shareholders meeting to be held on May 8, 1995, and at any adjournment of the meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS.

                              (Continued and to be SIGNED on the reverse side)

PLEASE MARK BOXES / /OR/x/ IN BLUE OR BLACK INK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.
1. Election of directors
   Harold V. Haverty, Eugene R. Olson, Jerry K. Twogood, Whitney MacMillan, James J. Renier, Barbara B. Grogan, Allen F. Jacobson
   / / FOR ALL NOMINEES LISTED ABOVE
   / / FOR ALL NOMINEES LISTED ABOVE EXCEPT
                                           -------------------------------------
   / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES  LISTED ABOVE

2.  Appointment of Deloitte & Touche as independent auditors
      / / For    / / Against    / / Abstain

3. In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting.

                                   Please sign exactly as name appears at left.
                                   When shares are  held by joint tenants, both
                                   should sign. When signing as attorney,
                                   executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                   Dated                              , 1995
                                        ------------------------------

                                   -----------------------------------------
                                   Signature

                                   -----------------------------------------
                                   Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.